Exhibit 10.8
COMMUNITY BANKERS ACQUISITION CORP.
717 King Street
Alexandria, VA 22314
Mr. Eugene S. Putnam, Jr.
5555 San Felipe
Suite 2200
Houston, TX 77056
     Re:     Board of Directors
Dear Eugene:
     This will formally confirm the agreement we reached on or about April 28, 2005, pursuant to which you agreed to serve Community Bankers Acquisition Corp. (the “Company”) as a member of the Board of Directors. You also confirm your consent to be named in the Company’s registration statement on Form S-1 and to the use of a summary of your background for the Form S-1.
     During the course of the business of the Company, including your discussions with management and members of, and attendance at meetings of, our Board of Directors, you will be in receipt of confidential information from or relating to the Company. In order to ensure our compliance with applicable federal securities laws, including Regulation FD, you shall not disclose, and shall keep confidential, all confidential and proprietary information provided by the Company or any subsidiary or agent of the Company relating to the Company, including without limitation, information relating to our efforts to acquire a target business, our proposed business, products and services. This provision shall not apply to information which (i) is or becomes part of the public domain through no act or omission by you, (ii) you receive from a third party acting without any obligation or restriction of confidentiality in favor of the Company, (iii) the Company releases you from confidential treatment by written consent, or (iv) you are required by any applicable law or court order to disclose, provided that, prior to any such disclosure, you provide the Company with written notice of the need to make such disclosure.
     You shall have the opportunity to acquire 75,000 shares of the Company’s stock at a per share price of $0.025 per share, subject, however, to your agreement to execute various letter or other agreements which will restrict the transferability and sale of the shares, provide for the escrow of the shares for up to three years and provide certain registration rights to the holder of the shares together with such other lockup and similar agreements as may be necessary in the opinion of the Company’s management in order to effectuate the Company’s contemplated initial public offering. You acknowledge your understanding that the shares will be worthless unless and until the Company consummates a business combination within two years after completion of its IPO. In addition, the Company shall reimburse you for reasonable out of pocket expenses incurred in connection with your duties. As a director, you will also be subject to indemnification to the full extent permitted by Delaware law and/or the Company’s Articles of Incorporation and Bylaws.

     If the above accurately reflects our understanding, please execute the acknowledgement below and return a signed copy of this letter to me. We look forward to working with you in our efforts to acquire and grow an existing banking institution and create a regional banking presence.
Yours very truly,
/s/ Gary A. Simanson
Gary A. Simanson, President
Acknowledged and Agreed:

By:	/s/ Eugene S. Putnam, Jr.

Eugene S. Putnam, Jr.